Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

3 E Network Technology Group Ltd

We hereby consent to the inclusion of our report dated November 14, 2025 in this Post-Effective Amendment No.1 to Form F-1 (File Number: 333-288294) of 3 E Network Technology Group Ltd, relating to our audit of consolidated financial statements as of June 30, 2025 and for the year then ended included this Registration Statement on Form F-1 filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ GGF CPA LTD

PCAOB No.: 2729

Guangzhou, China

December 2, 2025